Masco Corporation 17450 College Parkway Livonia, MI 48152 www.masco.com

Via Hand Delivery

June 18, 2019

Dear Joe:

I am pleased that you have agreed to lead Masco Cabinetry LLC (“Masco Cabinetry”) and Milgard Manufacturing Inc. (“Milgard”) (collectively, the “Businesses”) through the divestiture process. In connection with accepting this responsibility, I also am pleased to offer on behalf of Masco Corporation (“Masco”) the retention and severance payments and awards set forth below. These payments and awards are subject to the terms and conditions set forth in this letter agreement (“Agreement”).

We expect that you will treat all prospective purchasers of the Businesses fairly and equally. You may not solicit potential buyers and may not have interaction with potential buyers outside of those requested and approved by Masco. Violations of these requirements and restrictions may result in the loss of the Retention Incentives (defined herein). For the purposes of this letter, “Sale Date” means the later of the date that both the sale of Masco Cabinetry and Milgard are closed. The “Effective Date” of this Agreement is the date identified above.

A.
Retention Incentives. Conditioned upon your compliance with a severance agreement and release of all liability (“Release Agreement”) and all other requirements of this Agreement, you will be entitled to the following Retention Incentives:

i.	A lump sum payment of $1,750,000.00;

ii.
Payment of up to $250,000.00 (200% of target) based on Masco Cabinetry’s operating profit and working capital achievement as against the targets established in the Masco Cabinetry Cons 2019 Incentive Compensation Targets dated March 21, 2019, as determined by Masco and calculated in accordance with its accounting practices, as of the closing date of the sale of Masco Cabinetry;

iii.
Payment of up to $250,000.00 (200% of target) based on Milgard’s operating profit and working capital achievement as against targets established in the Milgard Manufacturing Inc 2019 Incentive Compensation Targets dated March 21, 2019, as determined by Masco and calculated in accordance with its accounting practices, as of the closing date of the sale of Milgard;

iv.
Payment of a bonus that you would have received had your employment not ended for the fiscal year in which the Sale Date occurs based on your individual bonus target and Masco’s performance goals, prorated through your last day of employment with Masco (the “Separation Date”);

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v.
Payment of the cash equivalent of any Masco restricted stock award that would have been awarded to you had your employment not ended for the fiscal year in which the Sale Date occurs based on your individual target and Masco’s performance, prorated through the Separation Date;

vi.	Payment for any accrued but unused vacation time as of the Separation Date;

vii.
Effective upon you executing this Agreement (the “Stock Effective Date”), the 42,570 stock options granted to you on February 7, 2019 will be cancelled and in exchange Masco will issue you 10,560 shares of common stock of Masco (which represents the number of shares that would have had the same grant date fair market value on February 7, 2019 as the stock options granted to you on such date) as restricted stock pursuant to, and subject to, the terms of the 2014 Masco Corporation Long-Term Stock Incentive Plan (the “Plan”). These shares of restricted stock will vest in five equal annual installments commencing on January 14, 2020;

viii.
If, as of the Separation Date, you remain eligible under the 2017-2019 Long-Term Incentive Program, 2018-2020 Long-Term Incentive Program and/or the 2019-2021 Long-Term Incentive Program, the agreements governing the awards previously made to you under these programs shall be amended to permit you to participate in awards relating to such performance periods, based on pro-rated awards of a percentage of the amounts earned in each performance period, such pro-rata amounts to be determined based on your Separation Date, and with such awards to be made at the same time as awards are made to other eligible participants for each such performance period, recognizing in each case your contribution to the performance achieved by Masco in each of the performance periods; and

ix.
If, as of the Separation Date, you hold stock options and/or restricted stock awards under the Plan that are outstanding and unvested (together, your “Outstanding Awards”), to the extent the following is inconsistent with the award agreements evidencing the Outstanding Awards, you and Masco agree (a) that the vested portion of each option award will be exercisable for 90 days thereafter, and the unvested portion of all option awards shall be forfeited to Masco; and (b) the award agreements for all unvested restricted stock awards shall be amended to reflect that as of the Separation Date, all vesting-related restrictions on unvested shares will continue to lapse as if your termination had not occurred. This Agreement does not modify the Plan, nor (other than described herein) any other provision of any Outstanding Awards, including the restrictions on certain activities as provided for in such Outstanding Awards.

B.	Conditions to Retention Incentives. Masco’s obligation to provide any of the Retention Incentives specified in this Agreement is conditioned on you:

i.
Remaining employed by Masco through the Sale Date. If you resign, give notice to terminate employment or your employment is terminated by Masco for cause (as determined by Masco) prior to the Sale Date, you will not be eligible for any Retention Incentives and no monies will be paid hereunder; provided, however, if one of the Businesses is sold and Masco terminates your employment without cause (as determined by Masco), in Masco’s sole discretion it may waive the condition of remaining employed by Masco through the Sale Date and provide you the Retention Incentives provided herein;

ii.
Continuing to perform in a satisfactory manner your job duties and responsibilities and such other duties and responsibilities as may be assigned to you by Masco. Such duties and responsibilities include but are not limited to leading Masco Cabinetry and Milgard and assisting with, cooperating in and facilitating the sale process;

iii.	Complying with the Masco Corporation Proprietary Confidential Information and Invention Assignment Agreement, all Masco policies, rules and procedures and the terms set forth herein; and

iv.	Executing, complying with and not revoking the Release Agreement in favor of Masco, in a form substantially similar to that attached hereto.

C.
Timing of Payments. Any monies earned hereunder, except as otherwise described herein, will be paid in lump sums within 30 days of the later of: (i) the Sale Date and (ii) the effective date of the Release Agreement, but no later than March 15 following the fiscal year in which the Sale Date occurs; provided, however, payment for the Retention Incentives identified in Section A(iv) and (v) will be paid in or about February following the fiscal year in which the Sale Date occurs.

D.
Tax Matters. Masco will withhold required federal, state and local taxes from any and all Retention Incentives. Other than Masco’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the Retention Incentives, including but not limited to, those imposed under Internal Revenue Code Section 409A (“Section 409A”). To the extent that this Agreement is subject to Section 409A, you and Masco agree that the terms and conditions of this Agreement will be construed and interpreted to the maximum extent reasonably possible to comply with and avoid the imputation of any tax, penalty or interest under Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” as defined in Section 409A, and if any payments hereunder are considered deferred compensation subject to Section 409A, you will not be entitled to any such payments in connection with the termination of your employment until the date which is six months and one day after you Separation Date (or, if earlier, the date of your death) and any payment otherwise due in such period will be made within the 30 day period following the six month anniversary of your Separation Date (or, if earlier, the date of your death). The provisions of this paragraph will only apply if, and to the extent, required to comply with Section 409A. For purposes of Section 409A, each payment made under this letter is designated as a “separate payment” within the meaning of Section 409A. Payments made with respect to reimbursements of expenses shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that the reimbursement be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

E.
Entire Agreement. This Agreement constitutes the entire agreement between you and Masco with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Masco concerning such subject matter.

F.
Sufficient Consideration. You acknowledge and agree that the Retention Incentives are in addition to any compensation otherwise owed to you and are sufficient consideration for the promises set forth herein and in the Release Agreement.

G.	Amendment. This Agreement may be amended only by a written agreement signed by both you and by an authorized officer of Masco.

H.
At-Will Employment and Applicable Law. Nothing in this Agreement alters the at-will nature of your employment relationship with Masco or creates a contract for employment for a specified period of time. Either you or Masco may terminate the employment relationship at any time, with or without cause and with or without notice. This Agreement shall be governed and interpreted under the laws of the State of Michigan, and the Dispute Resolution Policy further governs any potential disputes hereunder.

I.
Expiration. The terms of this letter shall expire 18 months from the date hereof. Upon expiration, no Retention Incentives will be payable or awarded; provided, however, that if Masco enters into a definitive agreement with a prospective purchaser prior to the expiration of this letter, and a sale transaction occurs under the terms of such definitive agreement after such expiration, the Retention Incentives will be paid if all other conditions set forth in this Agreement have been satisfied.

Please confirm your acceptance to the terms and conditions of this Agreement by signing it below.

Sincerely,

Masco Corporation

By: /s/ RENEE STRABER
Renee Straber

Its: Vice President, Chief Human Resources Officer

Agreed:

/s/ JOE GROSS
Joe Gross

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